Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Davis Commodities Limited and its subsidiaries (collectively the “Company”) on Form F-3 (No. 333-286042) of our report dated on April 30, 2025, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2024, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2024, appearing in its Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

December 30, 2025